Exhibit 99.1

Contact:
Shelley Boxer
V.P. - Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Samantha Cohen
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. ANNOUNCES
 CHIEF FINANCIAL OFFICER SUCCESSION

- Jeffrey Kaczka to join MSC as Executive Vice President and Chief Financial Officer -
- Charles Boehlke, Executive Vice President and Chief Financial Officer, to Retire -

Melville, NY, March 30 2011 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today announced that Jeffrey Kaczka will succeed Charles Boehlke as Executive Vice President and Chief Financial Officer, effective April 8, 2011.  Mr. Boehlke, age 55, will retire as Chief Financial Officer and a Director of the Company and will continue with the Company as a Senior Advisor to ensure a smooth transition process.

Mr. Kaczka, age 51, has over 25 years of experience in financial management in both public and private companies.  Most recently, from 2008 to 2009, Jeff served as Chief Financial Officer, International, of Genworth Financial, Inc. (NYSE: GNW), a leading financial services company.  From 2001 to 2007, he served as Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a Fortune 500 company that provides distribution, third-party logistics and other supply-chain management services to healthcare providers and suppliers of medical and surgical products.  During Jeff’s tenure there, Owens & Minor grew from $3.5 billion to over $6 billion.  Prior to that, Jeff held Chief Financial Officer positions at Allied Worldwide, Inc. and I-Net, Inc.  Mr. Kaczka began his career at General Electric, where he spent 14 years, starting in the Financial Management Program and progressing through financial positions at several GE operations.

Mr. Kaczka graduated with a BA in Economics from Rutgers University.  He was named a finalist for CFO of the Year by Virginia Business Magazine in 2007.

David Sandler, President and Chief Executive Officer, commented, “We are delighted to have someone of Jeff’s caliber join our company.  Jeff comes to us with extensive experience in related industries, an excellent reputation and a proven track record as a manager who can meet and exceed strategic goals.  With an excellent financial background and extensive public company experience, he is a strong addition to the MSC management team.  I am confident that Jeff will make significant contributions to our business going forward.”

Mr. Sandler continued, “We thank Chuck for his many years of service and outstanding contributions to MSC. During his 11-year tenure, he has been a key contributor to our success, helping us reach and exceed our growth and profitability goals while maintaining an excellent, highly liquid balance sheet.  We appreciate his dedication to MSC and wish him all the best in his retirement.”

MSC INDUSTRIAL DIRECT CO., INC. ANNOUNCES CHIEF FINANCIAL OFFICER SUCCESSION	Page - 2 -

Charles Boehlke, Executive Vice President and Chief Financial Officer, commented, “As I head into the next phase of my life, I feel fortunate to have had the opportunity to contribute to the success of MSC and am proud of all that we have achieved.  I believe that Jeff will be an excellent addition to the management team and look forward to working closely with him to ensure a smooth transition.”

Mr. Kaczka commented, “I am very pleased and excited to be joining MSC.  The Company has built a strong team and has maintained a wonderful culture while growing rapidly.  I look forward to being a part of the continued success of MSC in the coming years.”

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 317,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs, 96 branch sales offices, 986 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about the expected benefits of the acquisition shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, problems with successfully integrating acquired operations, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

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